Exhibit 99.1

F & M Bank Corp. Reports 3rd Quarter Financial Results

TIMBERVILLE, Va., Oct. 21, 2011 (GLOBE NEWSWIRE) -- F & M Bank Corp. (OTCBB:FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the third quarter ended September 30, 2011 and its recently declared third quarter dividend.

Net income for the third quarter totaled $1.34 million, compared to $891 thousand for the same period in 2010. Year to date net income for 2011 and 2010 through nine months totaled $3.25 million and $2.63 million, respectively. Other notable results include:

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Net interest income for the third quarter of approximately $5.12 million, compared to $4.86 million for the same period of 2010. Year to date net interest income of $14.69 million in 2011 versus $13.92 million in 2010 ;

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Non-interest income, excluding securities transactions, of approximately $811 thousand and $2.40 million for the third quarter and year to date 2011, respectively, versus $808 thousand and $2.45 million, respectively, for the third quarter and year to date in 2010;

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Non-interest expense, of approximately $3.08 million and $9.69 million for the third quarter and year to date 2011, respectively, versus $3.26 million and $9.65 million, respectively, for the third quarter and year to date in 2010;

•	Loans held for investment have increased $7.61 million, to $452.76 million since year end 2010;

•	Deposits have grown $20.74 million year to date, to a total of $445.79 million.

Our non-performing loans remained stable at $12.3 million as of September 30, 2011 versus $12.4 million at June 30, 2011. These recent amounts compare favorably to $15.0 million at March 31, 2011, and $15.8 million at December 31, 2010, respectively. Dean Withers, President and CEO, stated "While the economy continues to struggle, we are working diligently and proactively with our customers to mitigate risks within the portfolio, protect our shareholders interests and achieve a favorable outcome for our customers. We believe the recent trend in non-performing loans is evidence of our success in meeting these goals."

Our provision for loan losses totaled $3.1 million for the first nine months of both 2011 and 2010. Our loan loss allowance increased to $6.8 million, or 1.51% of total loans held for investment at September 30, 2011, compared to $5.2 million, or 1.16% of total loans held for investment at September 30, 2010. Mr. Withers commented, "Although we have seen recent improvements in our non-performing loans, we believe it is prudent to continue building our reserves due to the spotty recovery, economic uncertainty and declining real estate values. In spite of the economic uncertainty we are very pleased that our earnings continue to improve, both compared to the second quarter and compared to the prior year. On October 20, 2011, our Board of Directors declared a third quarter dividend of $0.15 per share. The dividend will be paid on November 15, 2011, to shareholders of record as of November 2, 2011." Highlights of the company's financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, Farmers & Merchants Bank's nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.

This press release may contain "forward-looking statements" as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F & M Bank Corp. Financial Highlights

	For Nine Months Ended September 30
INCOME STATEMENT	Unaudited 2011	Unaudited 2010
Interest and Dividend Income	$20,612,864	$20,784,012
Interest Expense	5,919,720	6,868,897
Net Interest Income	14,693,144	13,915,115
Non-Interest Income Provision for Loan Losses FDIC Assessment	2,402,158 3,100,000 590,721	2,452,028 3,100,000 875,958
Other Non-Interest Expenses	9,102,747	8,769,186
Income Before Income Taxes & Securities Transactions	4,301,834	3,621,999
Securities Gains (Losses)	1,024,539	348,812
Provision For Income Taxes Less Minority Interest	2,031,265 40,400	1,287,109 56,724
Net Income	$3,254,708	$2,626,978
Average Shares Outstanding	2,435,686	2,297,191
Net Income Per Common Share	1.34	1.14
Dividends Declared	.45	.30

BALANCE SHEET	Unaudited September 30, 2011	Unaudited September 30, 2010
Cash and Due From Banks	$5,826,650	$5,553,111
Interest Bearing Bank Deposits	2,403,256	3,252,026
Federal Funds Sold		6,096,000
Loans Held for Sale	64,953,442	34,497,445
Loans Held for Investment	452,757,767	446,594,481
Less Allowance for Loan Losses	(6,843,851)	(5,199,521)
Net Loans Held for Investment	445,913,916	441,394,960
Securities	19,032,537	23,880,356
Other Assets	29,096,549	27,944,479
Total Assets	$567,226,350	$542,618,377

Deposits	$445,787,020	$425,257,842
Short Term Debt	15,788,998	5,603,563
Long Term Debt	42,714,286	55,059,274
Subordinated Debt	10,191,000	8,268,000
Other Liabilities	6,553,553	7,409,089
Total Liabilities	521,034,857	501,597,768
Stockholders' Equity	46,191,493	41,020,609
Total Liabilities and Stockholders' Equity	$567,228,350	$542,618,377
Book Value Per Common Share	$18.54	$17.80

CONTACT:	F & M Bank Corp.
Neil Hayslett, EVP/CFO, Farmers & Merchants Bank
540-896-8941 or neilhayslett@farmersandmerchants.biz